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                                                                     Exhibit 8.1





                                 March 10, 2006

American Express Receivables Financing Corporation II
200 Vesey Street, Room 138
Mail Stop 01-31-12
New York, New York 10285

American Express Receivables Financing Corporation III LLC
4315 South 2700 West, Room 1300, 02-01-04
Salt Lake City, Utah 84184

American Express Receivables Financing Corporation IV LLC
4315 South 2700 West, Room 1300, 02-01-58
Salt Lake City, Utah 84184

Re:  American Express Credit Account Master Trust,
     Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special counsel for American Express Receivables Financing Corporation II ("RFC II"), American Express Receivables Financing Corporation III LLC ("RFC III") and American Express Receivables Financing Corporation IV LLC ("RFC IV") in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of Asset Backed Certificates (the "Certificates") representing an undivided interest in the American Express Credit Account Master Trust (the "Trust"). The Certificates are to be issued pursuant to the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006, and as otherwise amended from time to time, among RFC II, RFC III, RFC IV, American Express Travel Related Services Company, Inc., as servicer, and The Bank of New York, as trustee.

         We hereby confirm that the statements set forth in the prospectus relating to the Certificates (the "Prospectus") forming a part of the Registration Statement under the headings "Prospectus Summary-Tax Status" and "Tax Matters," to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and we hereby confirm the opinions set forth under such headings. As more fully described in the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

         This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series or Class of Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series and Classes of Certificates with numerous different characteristics, the particular characteristics of each Series or Class of Certificates must be considered in determining the applicability of this opinion to a particular Series of Class of Certificates.
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions "Legal Matters" and "Tax Matters" in the Prospectus. In giving such consent, we do not admit that we are "experts," within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                   Very truly yours,

                                   /s/ Orrick, Herrington & Sutcliffe LLP

                                   Orrick, Herrington & Sutcliffe LLP











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